Exhibit 99.1

Precision BioSciences to Present at the Jefferies Virtual Gene Therapy/Editing Summit on
Thursday, October 27, 2021

DURHAM, N.C.—October 21, 2021-- Precision BioSciences, Inc. (Nasdaq: DTIL), a clinical stage biotechnology company using its ARCUS® genome editing platform to develop allogeneic CAR T and in vivo gene editing therapies, today announced that Derek Jantz, Ph.D., Chief Scientific Officer and Co-Founder, will present at the Jefferies Virtual Gene Therapy/Gene Editing Summit, being held October 27-28, 2021.

Details for the fireside chat are below:

Jefferies Virtual Gene Therapy/Gene Editing Summit

Date: Wednesday, October 27, 2021

Time: 1:30 to 1:55 ET PM

The Company expects to report that a balance of cash and cash equivalents is approximately $160.5 million as of September 30, 2021. The Company continues to expect that existing cash and cash equivalents will be sufficient to fund planned operations into 2023.

A live webcast of the fireside chat will be accessible on the Company’s website in the Investors section under Events & Presentations: https://investor.precisionbiosciences.com/events-and-presentations. An archived replay of the webcast will be available for approximately 30 days.

About Precision BioSciences, Inc.

Precision BioSciences, Inc. is a clinical stage biotechnology company dedicated to improving life (DTIL) with its novel and proprietary ARCUS® genome editing platform. ARCUS is a highly specific and versatile genome editing platform that was designed with therapeutic safety, delivery, and control in mind. Using ARCUS, the Company’s pipeline consists of multiple “off-the-shelf” CAR T immunotherapy clinical candidates and several in vivo gene correction therapy candidates to cure genetic and infectious diseases where no adequate treatments exist. For more information about Precision BioSciences please visit www.precisionbiosciences.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the Company's expected cash balance and projected cash needs. Forward-looking statements may be identified by words such as “anticipates,” “believe,” “continue,” “expect,” “intend,” “may,” “plan to,” “potential,” “projects,” “will,” and other similar words or expressions, or the negative of these words or similar words or expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors, including, without limitation, the risks referred to under the section “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, as such factors may be updated from time to time in the Company’s other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov and the Investors page of the Company’s website at https://investor.precisionbiosciences.com.

All forward-looking statements speak only as of the date of this press release and, except as required by applicable law, the Company has no obligation to update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Investor Contact:

Alex Kelly

Chief Financial Officer

Alex.Kelly@precisionbiosciences.com

Media Contact:

Maurissa Messier

Senior Director, Corporate Communications

Maurissa.Messier@precisionbiosciences.com